Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2008 relating to the financial statements of National CineMedia, LLC appearing in the Annual Report on Form 10-K of Cinemark Holdings, Inc. for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Denver, Colorado
August 28, 2008